SUB-ITEM 77D

Capital Appreciation Variable Account changed its disclosure under Investment Objective from CAVAs investment objective is to maximize capital appreciation by investing in securities of all types with a major emphasis on common stocks to The Variable Accounts investment objective is to seek capital appreciation and under Principal Investment Policies from CAVA invests, under normal market conditions, at least 65% of its net assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts of companies which MFS believes possess above-average growth opportunities to MFS normally invests the Variable Accounts assets primarily in equity securities. MFS focuses on investing the Variable Accounts assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies) as described in Post-Effective Amendment No. 39 to the Registration Statement (Nos. 2-79143 and 811-3561), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2007, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.